EXHIBIT 10.2

September 06, 2011

Mr. William “Hank” Kucheman
Four Battery Wharf
Residence #4305
Boston, MA 02109

Dear Hank:

Based on your past accomplishments with Boston Scientific, we are very pleased to offer you the position of Chief Executive Officer, on an interim basis, reporting directly to the Board of Directors, effective upon the retirement of J. Raymond Elliott as President and Chief Executive Officer of Boston Scientific (“Effective Date”). As part of this offer, we are recommending your nomination (subject to Board approval) to Boston Scientific's Board of Directors. We also look forward to your continued contributions as a member of Boston Scientific's Executive Committee. The terms and conditions of your offer, commencing as of the Effective Date, are as follows.

TERM OF APPOINTMENT
Your appointment as Chief Executive Officer is on an interim basis. You will serve in this capacity (unless precluded by death or disability) until such time as Michael F. Mahoney is appointed as Chief Executive Officer, or your successor is otherwise duly elected and qualified by the Board of Directors, or until your earlier resignation or removal.

BASE SALARY
Your base salary will be $34,615.39, currently payable bi-weekly, equivalent to $900,000 on an annualized basis. Your performance and compensation will be reviewed on an annual basis.

PERFORMANCE INCENTIVE PLAN
The Boston Scientific performance year currently runs from January 1st through December 31st of each year. The Performance Incentive Plan (PIP) provides employees with the opportunity for a variable financial incentive in recognition of performance in a given year. Your annual target incentive will be increased to 120% of base salary. Your actual award will be based on your achievement of individual goals and the Company's achievement of corporate performance goals. Under the current Plan, you must be an active employee on the date of payment to receive any award pay-out under the Plan.

EXECUTIVE ALLOWANCE PLAN
As a member of the Executive Committee, you continue to be eligible to participate in the Boston Scientific Executive Allowance Plan. Under this Plan, you will receive $25,000 annually in lieu of certain other perquisites. This payment is subject to applicable withholdings and is typically payable in two equal installments of $12,500 each in the last pay periods of the months of June and December (A copy of Boston Scientific's Executive Allowance Plan is enclosed for your review.)

EXECUTIVE RETIREMENT PLAN
As a member of the Executive Committee, you will continue to be eligible for benefits under the Boston Scientific Executive Retirement Plan. As a member of the Executive Committee, if you “Retire” from

Boston Scientific (as that term is defined in our Executive Retirement Plan), you may be eligible to receive certain benefits provided in that Plan, including a lump sum payment equal to 2.5 months of base salary times your years of service, subject to a maximum benefit of 36 months. A copy of Boston Scientific's Executive Retirement Plan is attached for your information.

BOSTON SCIENTIFIC CHANGE IN CONTROL AND INDEMNIFICATION AGREEMENTS
Your current Change in Control and indemnification agreements will continue to apply. In general, the Change in Control agreement entitles you as a member of our Executive Committee to a lump sum payment of three times your base salary and assumed on-plan incentive bonus if either your employment is terminated (other than for cause) or if your duties are diminished following a change in control of Boston Scientific. Indemnification by Boston Scientific is also extended to key executives for liability arising in the proper performance of one's responsibilities as an executive officer of Boston Scientific. A form of each agreement will be provided to you.

2012 ANNUAL EQUITY GRANT
As part of this offer the Compensation Committee has determined that during the normal annual executive review process you will be granted an equity award having a total value of $3,000,000 on the effective date of grant (“2012 Annual Equity Grant”). This award is inclusive of Boston
Scientific annual equity to be granted to you under the 2012 Long Term Incentive Program. The total award will consist of $1,500,000 in Non-Qualified Stock Options (50% of total grant), $750,000 in Deferred Stock Units (DSUs) (25% of total grant) and $750,000 in Performance Share Units (PSUs) (25% of total grant). These awards will be made pursuant to the 2011 Boston Scientific Long Term Incentive Plan and are expected to be provided with the standard vesting provisions, except that the proposed grants would not have a one-year service requirement in order to vest upon your Retirement (as defined in the 2011 Long Term Incentive Program.)  Our Long Term Incentive Plans are designed to share the rewards of the business with individuals who most significantly contribute to the achievement of the Company's strategic and operating goals. The effective date of grant will be the date on which 2012 long-term incentive awards are made to senior executives of Boston Scientific generally under the 2012 Long Term Incentive Program, which under our policies is generally on the date of approval or the first open trading day following the date of approval, should the date of grant be in a closed trading window.

DEFERRED STOCK UNITS
An award of Deferred Stock Units reflects Boston Scientific's commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), to be issued to you in five equal annual increments beginning on the first anniversary of the date of the grant.  The number of DSUs to be awarded will be calculated using the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. This award is also subject to all provisions of the 2011 Long Term Incentive Plan and Deferred Stock Unit Agreement and is expected to be provided with the standard vesting provisions, except that the proposed grants would not have a one year service requirement in order to vest upon your Retirement (as defined in the 2011 Long Term Incentive Program).  In accordance with the 2011 Long Term Incentive Plan, Deferred Stock Unit Agreement and your Change in Control Agreement, as applicable, upon your Retirement, Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the 2011 Long Term Incentive Plan or Change in Control Agreement, as applicable), we will issue to you or your beneficiary (as the case may be), any shares of Boston Scientific stock to be awarded to you under your DSU grants described in this offer that remain subject to eligibility conditions.

NON-QUALIFIED STOCK OPTIONS
The option grant will provide you with the opportunity to purchase shares of Boston Scientific common stock.  The number of stock options will be calculated using a Black Scholes calculation of the value of the options on the effective date of grant.  The exercise price will be equal to the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. The option grant will vest in four equal annual installments beginning on the first anniversary of the date of grant and will expire on the 10th anniversary of the grant date.  The option grant will be subject to the provisions of the 2011 Long Term Incentive Plan and Non-Qualified Stock Option Agreement and is expected to be provided with the standard vesting provisions, except that the proposed grants would not have a one year service requirement in order to vest upon your Retirement (as defined in the 2011 Long Term Incentive Program).  In accordance with the 2011 Long Term Incentive Plan, Non-Qualified Stock Option Agreement and your Change in Control Agreement, as applicable, any unvested stock options will accelerate upon your Retirement, Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the 2011 Long Term Incentive Plan or Change in Control Agreement, as applicable) and in those scenarios would remain exercisable until the expiration of the stated term of the stock option.

PERFORMANCE SHARE PROGRAM (PSP) AWARD
The PSP award reflects Boston Scientific's commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), subject to certain performance, eligibility and other conditions, and will fully vest at the end of a three year period beginning on the effective date of the grant.  The target number of Performance Share Units (PSU) to be awarded to you will be calculated using the Fair Market Value (closing price) of Boston Scientific common stock on the effective date of grant. The actual number of shares delivered to you at the end of the vesting period will be based on Boston Scientific's stock performance over the three year period as compared to the S&P HealthCare Index and in accordance therewith may be earned at less than, at or greater than the target number of shares awarded. This award is also subject to all provisions of the 2011 Long Term Incentive Plan, the Performance Share Program and the Performance Share Unit Award Agreement, and are expected to be provided with the standard vesting provisions, except that the proposed grants would not have a one year service requirement in order to vest upon your Retirement (as defined in the 2011 Long Term Incentive Program).  In accordance with the 2011 Long Term Incentive Plan, Performance Share Program, Performance Share Unit Award Agreement and your Change in Control Agreement, as applicable, upon your Retirement, Disability, or death (as those terms are defined in the 2011 Long Term Incentive Plan, Performance Share Program and Change in Control Agreement, as applicable), we will issue to you or your beneficiary (as the case may be), the number of shares of Boston Scientific stock in accordance with the terms set forth in the Performance Share Program and the Change in Control Agreement, as applicable.

AIRCRAFT
Boston Scientific will provide you with reasonable and customary personal use of corporate-owned aircraft up to $100,000 per calendar year in aggregate incremental cost to the Company, including standard annual vacations or other personal use as agreed upon, all in accordance with the Company's policies in effect from time to time. All personal use of aircraft will result in imputed income based on U.S. Department of Transportation SIFL rates as required by law, and you will not be reimbursed for any taxes resulting from such imputed income.

EMPLOYMENT AT WILL
Upon acceptance of this offer you will remain an "at will" employee of Boston Scientific. This means that you will be free to resign at any time. Likewise, Boston Scientific will have the right to terminate your employment at any time with or without reason or notice. Acceptance of this offer acknowledges your understanding and acceptance of the "at will" nature of your employment.

ACCEPTANCE
This offer letter is contingent upon the following:
 An acceptance date of no later than September 13, 2011;
 Your immediate signing of the 2011 Agreement Concerning Employment.

Hank, we believe this opportunity to be a mutually-rewarding one and look forward to your contributions and continued success with Boston Scientific.

Sincerely,

Pete M. Nicholas
Chairman of the Board

Agreed to and Accepted by: ________________________________    Date: _____________
William “Hank” Kucheman

Enclosures
Agreement Concerning Employment
Boston Scientific Executive Allowance Plan
The Boston Scientific Corporation Executive Retirement Plan